Exhibit 10

AMENDMENT
TO
EMPLOYMENT AGREEMENT

December 3, 2012

Crane Co. (the “Company”) and Eric C. Fast (“Mr. Fast”) are parties to an Employment Agreement, dated January 22, 2001 (the “Employment Agreement”). The Company and Mr. Fast wish to amend the Employment Agreement, as set forth herein (the “Amendment”) and effective as of the date set forth above (the “Amendment Date”). Capitalized terms used but not otherwise defined in this Amendment shall have the same meanings as in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties amend the Employment Agreement as follows:

1.    Section 8(b)(i)(1) of the Agreement is amended by revising the phrase “within thirty (30) days after the date of termination” to “the first payroll date immediately following the forty-fifth (45th) day after the date of termination.”:

2.    Section 8(b)(ii) of the Agreement is amended in its entirety to read as follows:

(ii)    Conditions to Receipt of Post-Termination Benefits under Section 8(b)(i). As a condition to receiving any Post-Termination Benefits (but not Pre-Termination Benefits) to which Mr. Fast would otherwise be entitled under Section 8(b)(i), Mr. Fast shall execute a release (the “Release”), in substantially the form of Annex A hereto, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries, and their respective officers, directors and stockholders which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) certificate of incorporation or by-laws, any written indemnification agreement between the Company and Mr. Fast or any directors and officers liability insurance policies maintained by the Company. If Mr. Fast fails or otherwise refuses to execute a Release or the Release is otherwise revoked or does not become effective within forty-five (45) days after the date of termination of employment, Mr. Fast will not be entitled to any Post-Termination Benefits. In addition, if, following a termination of employment that gives Mr. Fast a right to the payment of Post-Termination Benefits, Mr. Fast engages in any activities that violate any of the covenants in Section 6, Mr. Fast shall have no further right or claim to any Post-Termination Benefits and shall promptly repay any Post-Termination Benefits previously received (such repayment to be in addition to any other rights or remedies available to the Company in respect of such violation). The parties to this Agreement intend that the payment of any Post-Termination Benefits shall comply with Section 409A of the

Code, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, if as of the date of Mr. Fast’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, Mr. Fast is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) and the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Mr. Fast hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of his separation from service, and which is not otherwise exempt from Section 409A, shall be made any earlier than the first day of the seventh month following the date on which Mr. Fast separates from service with the Company. Notwithstanding anything to the contrary herein, and except to the extent any Post-Termination Benefit in the form of a reimbursement or in-kind benefit is exempt from Section 409A of the Code, such reimbursement or in-kind benefit shall comply with the requirements of Treasury Regulation §1.409A-3(i)(1)(iv) or any successor regulation.

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Except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Employment Agreement and this Amendment, the provisions of this Amendment shall control. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first written above.

CRANE CO.

By:

EXECUTIVE

Eric C. Fast